Exhibit 2.2

Form of Warrant Instrument to be executed by Baltimore plc in favor of International Assets Holding Corporation.

DATED                      2006

BALTIMORE PLC

WARRANT INSTRUMENT

creating 28,370,000 million Warrants 2011

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	CONSTITUTION AND FORM OF WARRANTS AND CERTIFICATES	4
3.	EXERCISE OF WARRANTS	5
4.	ACQUISITION OF THE COMPANY	7
5.	MANDATORY EXERCISE	7
6.	ADJUSTMENT OF SUBSCRIPTION RIGHTS	8
7.	WINDING UP OF THE COMPANY	9
8.	UNDERTAKINGS	10
9.	MODIFICATION OF RIGHTS	10
10.	REGISTER	10
11.	REPLACEMENT OF CERTIFICATES	11
12.	PURCHASE	11
13.	NOTICES	12
14.	AVAILABILITY OF DEED POLL	13
15.	AUDITORS	13
16.	GOVERNING LAW AND JURISDICTION	13

SCHEDULE 1	14
FORM OF CERTIFICATE	14
SCHEDULE 2	16
SERVICE OF NOTICES	16
SCHEDULE 3	17
TRANSFER OF WARRANTS	17

THIS	DEED POLL is executed on 2006

AND IS ENTERED INTO BY:-

BALTIMORE PLC (registered in England and Wales with number 02643615) whose registered office is at 69 Eccleston Square, London SW1V 5HL (the “Company”).

WHEREAS:

(A)	The Company has entered into the Subscription and Sale Agreement inter alia, International Assets Holdings Corporation (“IA”) pursuant to which IA has agreed to acquire interests in certain Ordinary Shares.

(B)	In connection with the Subscription and Sale Agreement the Company has agreed to issue Warrants to IA to subscribe for Ordinary Shares on the terms set out in this Deed Poll.

(C)	By a resolution of the Directors passed on [•] 2006, the Company resolved to execute this Deed Poll and, conditionally upon Admission, to issue 30 million Warrants to IA.

DEFINITIONS AND INTERPRETATION

Definitions

In this Deed Poll, unless the context requires otherwise, each of the following expressions has the following meanings:-

Act	the Companies Act 1985, as amended;

Admission	the admission of the New Shares (as defined in the Subscription and Sale Agreement) to trading on AIM becoming effective in accordance with the AIM Rules;

AIM	AIM, a market operated by London Stock Exchange plc;

AIM Rules	the rules of AIM for the time being published by London Stock Exchange plc;

Articles	the articles of association of the Company in force from time to time;

Auditors	the auditors of the Company from time to time;

Business Day	any day (other than a Saturday) on which banks in the City of London are ordinarily open for business;

Certificate	in relation to a Warrant, a certificate in the form, or substantially in the form, set out in Schedule 1;

Code	The City Code on Takeovers and Mergers;

Company Exercise Notice	as defined in clause 6.1;

Completion	completion of the subscription by a Warrantholder for Warrant Shares in accordance with clause 4 of this Deed Poll;

Directors	the directors of the Company from time to time;

IA Group	IA, any parent undertaking of IA and any subsidiary undertaking (as defined in the Act) of IA and such parent undertaking from time to time and references to “IA Group Company” and to “any member of the IA Group” shall be construed accordingly;

Market Price	the closing mid-market price of an Ordinary Share as shown by the AIM appendix to the Stock Exchange Daily Official List;

Notice of Exercise	in relation to a Warrant, the duly completed notice of exercise as contained in the Certificate for such Warrant;

Ordinary Shares	ordinary shares of 1.25 pence each in the capital of the Company, or any other shares into which they may be reclassified, consolidated or sub-divided from time to time;

Register	the register of holders of Warrants to be maintained in accordance with clause 11;

Reorganisation	any share exchange permitting all shareholders in the Company to become shareholders in the Company’s new holding company, holding an identical proportion of shares in that holding company to the proportion held in the Company;

Share Register	the register of members of the Company;

Subscription and Sale Agreement	the subscription and sale agreement dated • 2006 entered into by the Company, Baltimore (Bermuda) Limited and IA, pursuant to which IA has agreed, inter alia, to purchase and to subscribe for, certain Ordinary Shares;

Subscription Price	subject to the provisions of this Deed Poll, 24p;

Warrantholder(s)	the person(s) in whose names a Warrant is registered in the Register from time to time;

Warrants	the warrants 2011 of the Company constituted by this Deed Poll; and

Warrant Shares	Ordinary Shares issued pursuant to the exercise of Warrants.

In this Deed Poll headings are for convenience only and shall not affect its interpretation.

References to clauses, paragraphs and Schedules are to be construed as references to the clauses of, Schedules to and paragraphs of Schedules to this Deed Poll.

References to any agreement, deed poll or document (including, without limitation, this Deed Poll) shall include any amendment or supplement to, or amendment and restatement, replacement or novation of, such agreement, deed poll or document, but disregarding any amendment, supplement, amendment and restatement, replacement or novation made in breach of this Deed Poll.

Words denoting the singular number shall include the plural and vice versa.

References to persons shall include individuals, corporations (where incorporated), unincorporated associations (including partnerships), trusts, any form of governmental body, agency or authority and any other organisation of any nature.

References to any statute or statutory provision shall include references to such statute or statutory provision as in force at the date of this Deed Poll and as subsequently re-enacted, amended or consolidated.

The Schedules form part of this Deed Poll and shall be construed and shall have the same full force and effect as if expressly set out in the body of this Deed Poll.

CONSTITUTION AND FORM OF WARRANTS AND CERTIFICATES

The Company hereby creates and covenants to grant, on the terms and subject to the conditions set out in this Deed Poll, rights to Warrantholders to subscribe in aggregate for 28,370,000 Ordinary Shares at a price per Ordinary Share equal to the Subscription Price.

Each Warrant shall represent the right for the Warrantholder to subscribe for 1 Ordinary Share at the Subscription Price (subject to adjustment in accordance with clause 7 below).

The Warrants shall be in registered form.

The Warrants shall be freely transferable by IA to any member of the IA Group (and by any such member to any other member of the IA Group) but otherwise, subject to clauses 2.5 and 2.6 below, shall not be transferable. The provisions of Schedule 3 shall apply in relation to transfers of Warrants.

In the event that a transferee of the Warrants in accordance with clause 2.4 is to cease to be a member of the IA Group, unless IA shall procure that such transferee shall transfer the Warrants to a member of the IA Group within 20 Business Days of such transferee leaving the IA Group the Warrants held by such transferee shall lapse.

In the event that:

a Warrantholder is required to exercise any Warrants pursuant to clause 6, such Warrantholder shall be permitted, during a period of three months following the date of service of the Company Exercise Notice (a “Transfer Period”) to transfer to a third party any Warrants held by it after exercising the maximum number of Warrants required to be exercised pursuant to clause 6; or

a Warrantholder elects to serve a Notice of Exercise in the circumstances set out in either of clauses 5.1 or 5.2 such Warrantholder shall be permitted, during the 20 Business Day period described in each of clauses 5.1 and 5.2 (also a “Transfer Period”), to transfer to a third party any Warrants held by it after exercising the maximum number of Warrants as would not result in a requirement to make a mandatory offer to acquire the entire issued share capital of the Company pursuant to Rule 9 of the Code, and in either case, any Warrants outstanding at the end of the relevant Transfer Period will lapse.

The Warrants are issued subject to the memorandum of association of the Company, the Articles and otherwise on the terms of this Deed Poll which are binding upon the Company and each Warrantholder and all persons claiming through them.

This Deed Poll shall take effect from the date hereof and shall terminate upon the earlier of (i) the exercise of the Warrants in full, (ii) the date on which all outstanding Warrants have lapsed pursuant to the terms of this Deed Poll; or (iii) five years from the date of this Deed Poll (on which date all outstanding Warrants will lapse).

EXERCISE OF WARRANTS

The Warrants shall be exercisable by Warrantholders at any time after the date on which the Warrants are issued. A Warrantholder shall be entitled to exercise all or any part of its holding of Warrants and, if a Warrantholder exercises part only of its holding of Warrants, the Warrantholder shall be entitled to exercise the balance of its holding of Warrants on any one or more occasions and in any one or more parts as the Warrantholder determines in its discretion.

In order to exercise the whole or any part of its holding of Warrants, the Warrantholder must deliver to the Company a Notice of Exercise together with the relevant Certificate.

Once delivered to the Company in accordance with clause 3.2, a Notice of Exercise shall (save with the consent of the Company) be irrevocable. Once delivered to a Warrantholder in accordance with clause 6.1, a Company Exercise Notice shall (save with the consent of the relevant Warrantholder) be irrevocable.

Ordinary Shares allotted pursuant to the exercise of Warrants shall be entitled to all dividends and distributions paid on any date or by reference to any date on or after the date of issue of such Ordinary Shares and shall otherwise rank pari passu in all respects from the date of allotment with the Ordinary Shares of the Company then in issue.

Save as provided in Clause 6, Warrants shall be deemed to be exercised on the day upon which the Warrantholder gives to the Company a Notice of Exercise in accordance with clause 14 or on the day on which the Company Exercise Notice (as defined in clause 6) is deemed received by the Warrantholder in accordance with clause 14.

COMPLETION

Completion shall take place at the registered office of the Company (or elsewhere as the parties may agree) 10 Business Days after a Notice of Exercise is delivered to the Company in accordance with clause 3.2 or Company Exercise Notice is deemed given.

On Completion:

the Warrantholder shall:

pay the aggregate subscription price for the Warrant Shares in respect of which the Warrant is exercised, being the Subscription Price multiplied by that number of Warrant Shares, to the Company in cleared funds by bankers draft or by telegraphic transfer to any bank account nominated by the Company for the purpose at least one Business Day before Completion; and

in the case of Completion pursuant to service of a Company Exercise Notice under clause 6, deliver the relevant Certificate to the Company; and

the Company shall conditionally upon (for so long as the Company’s shares continue to be admitted to trading on AIM) such shares being admitted to trading on AIM (“Further Admission”), issue the relevant number of Warrant Shares to the Warrantholder, (except that no fraction of a Warrant Share shall be issued and any fractional entitlement shall be rounded down to the nearest whole number of Warrant Shares), subject to the Articles, credited as fully paid and free from all claims, liens, charges, encumbrances, equities and other third party rights.

Following Further Admission (if relevant), the Company shall:

enter the name of the Warrantholder in the register of members of the Company as the holder of the relevant number of Warrant Shares; deliver to the Warrantholder a share certificate in respect of the relevant number of Warrant Shares; and

if part only of a Warrantholder’s holding of Warrants is exercised, deliver to the Warrantholder a Certificate for the outstanding balance of Warrants that have not been exercised.

In the event that a Warrantholder fails to comply with its obligations under clause 4.2 in respect of the Warrants to be exercised following deemed receipt of the Company Exercise Notice, all outstanding Warrants held by such Warrantholder will lapse.

ACQUISITION OF THE COMPANY

In the event that an offer (which is not a Reorganisation to which the provisions of clause 7.6 apply) to the holders of all of the Ordinary Shares to acquire the whole or any part of the Ordinary Share capital of the Company is declared unconditional in all respects by the offeror, the Company shall serve a written notice of such offer on the Warrantholders. Any Warrants that are not exercised on or before the end of the period which is 20 Business Days after deemed receipt of such notice shall lapse.

In the event that a scheme of arrangement pursuant to s.425 of the Act (which is not a Reorganisation to which the provisions of clause 7.6 apply) providing for the acquisition by any person (the “Acquiror”) of the whole or any part of the Ordinary Share capital of the Company is proposed by the Company, the Company shall serve written notice of the same on the Warrantholders as soon as reasonably practicable after such proposal is made. Any Warrants which are not exercised on or before the end of the period which is 20 Business Days after the effective date of such scheme of arrangement will lapse. The Warrantholders by exercising any of their Warrants shall be deemed to have approved any alteration to the Articles which is required in order for any Warrant Shares issued and allotted to a Warrantholder before or after a scheme of arrangement has become effective, to be subject to the terms of the relevant scheme of arrangement, or, if relevant, so as to enable such shares to be compulsorily acquired by the Acquiror (or its nominee) substantially on the same terms as the Ordinary Shares were acquired under the relevant scheme of arrangement.

MANDATORY EXERCISE

In the event that the Market Price of the Ordinary Shares, when averaged over a period of all the dealing days in any three calendar months, is equal to or greater than a price which is 30 per cent. higher than the Subscription Price (as adjusted from time to time) (the “Calculation Period”), the Company may, subject to clause 6.2, serve a notice of mandatory exercise (a “Company Exercise Notice”) on the Warrantholders provided that no Company Exercise Notice shall be served other than on a day on which the Market Price of the Ordinary Shares is equal to or greater than a price which is 30 per cent. higher than the Subscription Price (as adjusted). No Company Exercise Notice may be served following the expiry of the later of (i) the date which is 18 months following the date of this Deed Poll and (ii) 6 months following the end of the relevant Calculation Period. Each Warrantholder will be deemed to have served a Notice of Exercise in respect of its outstanding Warrants on the day on which receipt by the Warrantholder of the Company Exercise Notice is deemed to have occurred in accordance with clause 14.3 of this Deed Poll in respect of such maximum number of Warrants as would not result in a mandatory offer to acquire the entire issued share capital of the Company pursuant to Rule 9 of the Code.

No Company Exercise Notice shall be permitted to be served within 12 months of the date hereof.

In the event that IA requires advice from the Panel on Takeovers and Mergers (the “Panel”) in relation to the number of Warrants it may exercise following service of a Company Exercise Notice under clause 6.1, the Company agrees that it will provide IA with all reasonable assistance in responding to information requests or questions raised by the Panel as a consequence of the IA’s request for advice.

A Warrantholder shall disclose to the Company on request such information in its possession (including any guidance received from the Panel) as the Company may reasonably require in order that the Company may make an informed assessment as to the number of Warrants such Warrantholder is able to exercise in pursuance of and within the limitations of its obligation under clause 6.1 above.

ADJUSTMENTS

If and whenever a consolidation and/or subdivision of the Ordinary Shares gives rise to a change in the par value of one Ordinary Share while any Warrant remains exercisable:

the Subscription Price in force immediately before that consolidation and/or subdivision shall be adjusted by multiplying it by the revised nominal amount of one Ordinary Share and dividing the result by the former nominal amount of one Ordinary Share; and

the number of Warrant Shares to be allotted on any subsequent exercise of the Warrants shall be adjusted by multiplying the number of Warrant Shares to be allotted immediately before that consolidation and/or subdivision by the former par value of one Ordinary Share and dividing the result by the revised par value of one Ordinary Share.

Each such adjustment shall take effect immediately after the relevant consolidation and/or subdivision and for the avoidance of doubt such adjustment shall also apply if a Notice of Exercise has been validly given.

If and whenever, while any Warrant remains exercisable, the Company issues any fully paid Ordinary Shares by capitalising profits or reserves, including its surplus, other than in lieu of a cash dividend:

the Subscription Price in force immediately before that capitalisation issue shall be adjusted by multiplying it by the aggregate nominal amount of the issued Ordinary Shares immediately before that capitalisation issue and dividing the result by the aggregate nominal amount of the issued Ordinary Shares immediately after that capitalisation issue; and

the number of Warrant Shares to be allotted on any subsequent exercise of the Warrants shall be adjusted by multiplying the number of Warrant Shares to be allotted immediately before that capitalisation issue by the former Subscription Price and dividing the result by the adjusted Subscription Price.

Each such adjustment shall take effect immediately after the relevant capitalisation issue and for the avoidance of doubt such adjustment shall also apply if a Notice of Exercise has been validly given.

Any adjustment under clause 7.1 or 7.2 shall be made to the nearest one pence or the nearest whole number of Warrant Shares, as the case may be, rounding down in the case of a half a pence or an entitlement to half a Warrant Share.

The Company shall give notice to the Warrantholder promptly of any adjustment required to be made under clause 7.1 or 7.2, stating the event giving rise to the adjustment and the Subscription Price before and after the adjustment, as provided for in the relevant clause.

No exercise of Warrants shall result in the issue of a fraction of an Ordinary Share.

If before any of the Warrants are exercised or lapse in accordance with this Agreement any Reorganisation occurs, the Company shall (as far as is legally possible) ensure that the acquirer of all of the Ordinary Shares in the Company in connection with the Reorganisation, issues the Warrantholders with new warrants (in the same number as the then outstanding Warrants) to subscribe for ordinary shares in the acquiror on terms which (so far as reasonably practicable) are substantially identical to those applicable to those Warrants then outstanding, mutatis mutandis. Upon such issue, all of the Warrants then outstanding shall lapse. The Company shall not register the transfer of any shares pursuant to any Reorganisation allowing all shareholders in the Company to become shareholders in the Company’s new holding company, holding an identical proportion of shares in that holding company to the proportion held in the Company, unless the provisions of this clause 7.6 have been complied with.

WINDING UP OF THE COMPANY

If, at any time when any Warrants are exercisable, an order is made or an effective resolution is passed for the winding up or dissolution of the Company or if any other dissolution of the Company by operation of law is to be effected then:-

if such winding up or dissolution is for the purpose of a reconstruction or amalgamation pursuant to a scheme of arrangement to which a Warrantholder has consented in writing, the terms of such scheme of arrangement will be binding on that Warrantholder; or

in any other case, the Company shall forthwith notify the Warrantholder stating that such an order has been made or resolution has been passed or other dissolution is to be effected and the Warrantholder shall be entitled at any time within one month after the date such notice is published to elect by notice in writing to the Company to be treated as if it had, immediately before the date of the making of the order or passing of the resolution or other dissolution, exercised all of its Warrants and it shall be entitled to receive out of the assets which would otherwise be available in the liquidation to the holders of Ordinary Shares, such a sum, if any, as it would have received had it been the holder of and paid for the Ordinary Shares to which it would have become entitled by virtue of such exercise, after deducting from such sum an amount equal to the amount which would have been payable by it in respect of such Ordinary Shares if it had exercised all his Warrants, but nothing contained in this clause shall have the effect of requiring the Warrantholder to make any actual payment to the Company.

Subject to compliance with clause 8.1, the Warrants shall lapse on the liquidation or winding up of the Company.

UNDERTAKINGS

Unless otherwise authorised in writing by the Warrantholder holding the majority of the outstanding Warrants from time to time:-

the Company shall keep available for issue sufficient authorised but unissued share capital and maintain all necessary authorisations pursuant to the Act to enable it to lawfully and fully perform its obligations under this Deed Poll to allot and issue Ordinary Shares upon the exercise of all Warrants remaining exercisable from time to time;

the Company shall use its best endeavours to ensure that at all times whilst any Warrants remain exercisable all Ordinary Shares in issue from time to time shall be admitted to trading, and continue to be traded, on AIM and that any Ordinary Shares arising upon the exercise of any Warrants shall be so admitted provided that this obligation shall cease to apply in the circumstances contemplated by clause 5.1 or in the event that a scheme of arrangement becomes effective as envisaged by clause 5.2;

the Company will not take any action referred to in clauses 7.1 or 7.2 if and to the extent that the Subscription Price would thereby fall to be reduced below the par value of one Ordinary Share;

the Company will send to the Warrantholder at the same time as they are sent to the holders of Ordinary Shares the Company’s audited accounts and any other notices, reports and other communications from time to time sent to the holders of Ordinary Shares.

MODIFICATION OF RIGHTS

All or any of the rights for the time being attached to the Warrants may from time to time (whether or not the Company is being wound up) be altered or abrogated with the approval of the Company and with the prior written consent of the holders of 75 per cent. of the Warrants then in issue.

REGISTER

The Company shall maintain a register of Warrants and the persons entitled to them.

The registered holder of a Warrant shall be treated as its absolute owner for all purposes notwithstanding any notice of ownership or notice of previous loss or theft or notice of trust or other interest therein (except as ordered by a court of competent jurisdiction or required by law). The Company shall not (except as stated above) be bound to recognise any other claim or interest in any Warrant.

There shall be entered in the Register the following:-

the names and addresses and facsimile numbers of the holder for the time being of the Warrants (provided that the Company shall not be obliged to register more than four joint-holders in respect of any Warrant);

the amount of the Warrants held by every registered holder; and

the date at which the name of every such registered holder is entered in respect of the Warrants standing in his name.

Any change of name or address or facsimile number on the part of any Warrantholder shall forthwith be notified to the Company in accordance with clause 14 and the Company shall cause the Register to be altered accordingly. The Warrantholder, and any person authorised by any such holder, shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from the same or any part thereof.

REPLACEMENT OF CERTIFICATES

If a Certificate is mutilated, defaced, lost, stolen or destroyed, it will be replaced at the registered office of the Company for the time being upon payment by the claimant of such reasonable costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Company may reasonably require. Mutilated or defaced Certificates must be surrendered before replacements will be issued.

PURCHASE

The Company may at any time purchase Warrants either by tender (available to all Warrantholders alike) or by private treaty, in each case, at any price that is accepted and/or agreed by the Warrantholder in question.

All Warrants purchased pursuant to clause 13.1 shall be cancelled forthwith and may not be reissued or sold.

NOTICES

Any notice, consent, request, approval or other communication (a “Notice”) to be given or made under this Deed Poll shall be in writing and signed by or on behalf of the person giving it and shall be irrevocable without the written consent of the person or persons on whom it is served.

Any Notice may only be served:-

personally by giving it either to an individual or to any director or the secretary of any company which is the person to be served;

by leaving it at, or sending it by pre-paid first class post (or by pre-paid first class airmail if from one country to another country) to the registered office of the Company for the time being (if the Company is to be served) and to the relevant address contained in the Register (if a Warrantholder is to be served);

by sending it by facsimile transmission to the number for the person to whom it is to be sent which is referred to in Schedule 2 or, if another number shall have been notified to the Company or the Warrantholder (as the case may be) for the purposes of this clause 14 by notice given in accordance with clause 14.2, to such other number which has been so notified (and, for which purpose, the latest notification shall supersede all previous notifications).

A Notice shall be deemed to be served as follows:-

in the case of personal service, at the time of such service;

in the case of leaving the Notice at the relevant address, at the time of leaving it there;

in the case of service by post, on the second business day (or the seventh business day if sent by registered airmail) following the day on which it was posted and in proving such service it shall be sufficient to prove that the Notice was properly addressed, stamped and posted in the United Kingdom; and

in the case of service by facsimile transmission, at the time of transmission provided that such Notice is then also delivered by one of the means set out in clauses 14.3.1 to 14.3.3 (inclusive).

In the case of joint registered holders of any Warrants, a notice given to the Warrantholder whose name stands first in the Register in respect of such Warrants shall be sufficient notice to all joint holders.

The Company shall notify all Warrantholders as soon as reasonably practicable (and in any event within five business days) after becoming aware that any service of notice is invalid and in no case shall the invalid service of any notice result in Warrants lapsing.

AVAILABILITY OF DEED POLL

Every Warrantholder shall be entitled to inspect a copy of this Deed Poll at the registered office of the Company during normal business hours (Saturdays, Sundays and public holidays excepted) and shall be entitled to receive a copy of this Deed Poll against payment of such reasonable copying and postage charges as the Directors may reasonably request.

AUDITORS

Any determination made by the Auditors pursuant to the provisions of this Deed Poll shall be made by them as experts and not as arbitrators and any such determination or adjustment made by them shall (in the absence of manifest error) be final and binding upon the Company and the Warrantholders.

GOVERNING LAW AND JURISDICTION

The provisions of this Deed Poll and the Warrants shall be subject to and governed by English law and each of the parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

IN WITNESS whereof this Deed Poll has been duly executed as a Deed by the Company the day and year first above written.

SCHEDULE 1

FORM OF CERTIFICATE

Certificate No. [•]

BALTIMORE PLC

(Incorporated in England and Wales with registration number 02643615)

A WARRANT TO SUBSCRIBE FOR ORDINARY SHARES

THIS IS TO CERTIFY that the Warrantholder named below is the registered holder of the right to subscribe in cash for Ordinary Shares at a price per Ordinary Share equal to the Subscription Price subject to the memorandum and articles of association of the Company and otherwise on the terms and conditions set out in the Deed Poll dated [•] 2006. Words and expressions used in this Certificate and Notice of Exercise shall have the same meanings as in the Deed Poll.

NAME(S) OF HOLDERS	NUMBER OF WARRANTS	NUMBER OF ORDINARY SHARES
[•]	[•]	[•]

The registered holder is entitled in respect of every 1 (one) Warrant held to subscribe for 1 (one) Ordinary Share in BALTIMORE PLC (or such other number of Ordinary Shares as may for the time being be applicable in accordance with the provisions of the Deed Poll).

IN WITNESS hereof this certificate is executed as a Deed on [•] [•] 2006

EXECUTED as a DEED by	)
BALTIMORE PLC	)
acting by:	)

Director

Director/Secretary

SCHEDULE TO THE CERTIFICATE

NOTICE OF EXERCISE

To:	The Directors

Baltimore plc

69 Eccleston Square

London SW1V 5HL

We hereby exercise our subscription rights conferred by [•] [insert number of Warrants which are to be exercised] Warrants held by us entitling us to subscribe for [•] [insert aggregate number of Ordinary Shares to be subscribed as a consequence of exercise of Warrants] Ordinary Shares. On the basis that the price payable per Ordinary Share for which we are subscribing by the exercise of such Warrants is the Subscription Price (as adjusted, if at all, pursuant to the terms of the Deed Poll constituting the Warrants), the aggregate price payable on the exercise of such Warrants is £[•] [insert aggregate subscription price payable on exercise of Warrants].

Signed

Full Name

Address

Date:

We hereby direct you to allot the Ordinary Shares to be issued pursuant hereto to me/us and authorise and request the entry of my/our name(s) in the Share Register

We hereby request that a certificate for the said Ordinary Shares be sent by post to us at the first address shown above. We agree that the said Ordinary Shares are allotted and issued subject to the memorandum and articles of association of the Company.

Signed

Full Name

Address

Date:

SCHEDULE 2

SERVICE OF NOTICES

If to the Company:-

Address of service:-

c/o Julian Henley-Price, 6 Sloane Square, London SW1W 8EE, United Kingdom

Fax number:                +44 870 130 2049

If to the Warrantholder:-

The name, address and facsimile number set out in the Register.

SCHEDULE 3

TRANSFER OF WARRANTS

The Warrants are transferable in accordance with the following provisions:-

1.	Warrants shall be transferable by instrument in writing in the usual common form (or in such other form as the directors of the Company may approve). A Warrantholder’s holding of Warrants may be transferred in whole or in part in accordance with this Schedule 3, but may only be transferred if permitted under clauses 2.4 or clause 2.6 of this deed poll.

2.	Every instrument of transfer must be duly signed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of the Warrants to be transferred until the transferee’s name is entered in the Register.

3.	Every instrument of transfer must be delivered to the Company at its registered office for the time being for registration by the Company accompanied by the Certificate(s) for the Warrants to be transferred. All instruments of transfer which are registered shall be retained by the Company. No transfer shall be registered of Warrants in respect of which a Notice of Exercise has been given.

4.	No fee shall be charged for the registration of any transfer of Warrants or for making any entry in the Register.

5.	Upon delivery to the Company of an instrument of transfer in accordance with paragraph 3 above, the Company shall without delay register in the Register both the transfer and the transferee as the holder of the relevant Warrants and shall send (without charge) to (i) the transferee a Certificate in respect of the Warrants transferred to it and (ii) if the transferor has transferred part only of his holding of Warrants, to the transferor a new Certificate in respect of the balance of its holding of Warrants which it has not transferred.

EXECUTED and DELIVERED as a	)
DEED by BALTIMORE PLC	)
acting by:	)

Director

Director/Secretary